AMENDMENT #2
TO EMPLOYMENT AGREEMENT
     AGREEMENT made the 25th day of June, 2007, by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation (“SBI”), and JAMES J. LYNCH, an individual (the “Executive”).
WITNESSETH:
     WHEREAS, the parties entered into an agreement dated September 16, 2002 relating, among other things, to the Executive’s employment by SBI (the “Original Employment Agreement”); and
     WHEREAS, the Original Employment Agreement was amended on May 30, 2006 in several respects (the Original Employment Agreement, as so amended thereby, being referred to as the “Amended Employment Agreement”); and
     WHEREAS, SBI has advised the Executive that it intends to terminate the Amended Employment Agreement without Cause as of September 30, 2007; and
     WHEREAS, the parties desire, among other things, to further amend the Amended Employment Agreement by executing this document (“Amendment #2”) to reflect the consequences to the Executive and the obligations of SBI resulting from the Executive’s proposed termination without Cause.
     NOW, THEREFORE, the parties, intending to be legally bound hereby, further agree as follows:
     1. Notwithstanding the provisions of Section 4(a) of the Amended Employment Agreement, the prohibition in such section against a reduction in the Executive’s salary shall no longer apply, so that any such reduction will not constitute a breach of such section (or any other provision of the Amended Employment Agreement, including Section 5(a) thereof [prior to its deletion hereby]), nor shall any such reduction give the Executive any other right under the Amended Employment Agreement, including the right to terminate his employment on the basis of a deemed constructive discharge or otherwise.
     2. The Executive’s salary under Section 4(a) shall be reduced to $100,000 per annum, payable periodically at such times as other executives are paid their salaries.
     3. Notwithstanding the provisions of Sections 4(b), (c) and (d) of the Amended Employment Agreement (but subject to the following sentence), effective as of January 1, 2007, the Executive shall no longer, as a matter of right, be entitled to participate in any incentive compensation (or similar) plan, including any stock-based compensation plan or arrangement, maintained by SBI or any of its affiliates for its or their employees. This Paragraph 3 is not intended to affect the provisions of Section 4(c) of the Amended Employment Agreement insofar as it relates to the provision of welfare, retirement and fringe benefits during the term of the Amended Employment Agreement.

     4. Section 5 of the Amended Employment Agreement and all provisions of the Amended Employment Agreement to the extent they relate to such Section 5 are deleted. All deleted sections, subsections and the like shall be deemed to be marked as “reserved”.
     5. Section 6 of the Amended Employment Agreement and all provisions of the Amended Employment Agreement to the extent they relate to such Section 6 are deleted. All deleted sections, subsections and the like shall be deemed to be marked as “reserved”.
     6. Section 7 of the Amended Employment Agreement is amended and restated to read as follows—
     7. Termination Without Cause at September 30, 2007. Effective September 30, 2007, to the extent Executive’s employment has not theretofore terminated, SBI declares this Agreement, as amended, and the Executive’s employment to be terminated by SBI without Cause. In consideration of such termination, the Executive shall be entitled to the payments and benefits set forth below.
     (a) Within 15 days after his termination of employment, the Executive shall be paid a lump sum severance amount of $2,041,631 in cash.
     (b) Within 15 days after his termination of employment, the Executive shall be paid a additional lump sum amount of $30,016, in cash, in lieu of the continuation of any and all welfare benefits to which he was entitled prior to his termination of employment or otherwise entitled under this Agreement.
Notwithstanding the nature of the Executive’s termination of employment, the noncompetition and nonsolicitation provisions of Section 8 shall apply to him for the 12-month period described therein; provided, however, that nothing set forth in the noncompetition provisions of Section 8 shall restrict Executive from engaging, directly or indirectly, for his own account or as an agent, consultant, employee, partner, officer, director, or investor with respect to any investment company or private equity, hedge, or similar fund (a “Financial Services Fund”) which makes portfolio or similar investments in, or provides services to, entities in the financial services sector in the geographic area in which SBI or its affiliates, including the Bank, are conducting business at the time of the Executive’s termination of employment (a “Financial Services Entity”), if (x) the ownership interest by the Financial Services Fund in the Financial Services Entity represents less than 5% of the total outstanding voting power of the Financial Services Entity or (y) the Executive provides written notice to the general counsel of SBI no more than 5 business days following the Financial Services Fund acquiring 5% or more of the total outstanding voting power of the Financial Services Entity; provided, however, that such permissible duties shall not include performance as an employee, director or advisory committee member of any bank if such duties are otherwise prohibited by the terms of Section 8 nor shall such permissible duties include any direct or indirect involvement in the Financial Services Fund’s investment in a Financial Services Entity in the geographic area in which SBI or its affiliates, including the Bank, are conducting business at the time of the Executive’s termination of employment. SBI may, in its sole and absolute discretion, upon written request from Executive, permit, in writing, Executive to serve as a director or advisory committee member of a bank prior to the end of the 12-month period described above, provided that such bank has no operations where Sovereign is conducting business in the states of Pennsylvania, New Jersey or Maryland. In all events, the provisions of Section 8 regarding nonsolicitation of customers and employees shall apply to the Executive, the Financial Services Fund and any Financial Services Entity to the full extent and for the full time period set forth in Section 8.
     7. The payments provided for in Section 7 of the Amended Employment Agreement, as further amended and restated by Paragraph 6 above, shall be in complete discharge of the obligations of SBI and its affiliated companies to the Executive in connection with his termination as described in such Section 7; provided, however, that the provisions of such Section 7 shall not affect any other right or benefit to which he may be entitled under an employee or executive benefit plan outside the scope of the provisions of such Section 7.
     8. Except as otherwise provided herein, the effective date of the several paragraphs of this Amendment #2 shall be the date first above written.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment #2, or caused it to be executed, as of the date first above written.

SOVEREIGN BANCORP, INC.

	By	/s/ Thomas J. McAuliffe

Director of Human Resources
Date: August 21, 2007

[CORPORATE SEAL]	Attest	/s/ Richard Toomey

Secretary
Date: August 21, 2007

(SEAL)
/s/ James J. Lynch

James J. Lynch Date: August 22, 2007

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